Exhibit 99.1

Recoupment Policy of Asbury Automotive Group, Inc.

If (i) an employee has engaged in any fraud or intentional misconduct that causes the Company to determine that it is necessary to restate any of its consolidated financial statements prior to the end of the three-year period following the first filing thereof with the Securities and Exchange Commission (the “SEC”), and (ii) the non-management Directors (or a committee thereof or the Compensation Committee if so delegated by the non-management Directors ) (the “Authorized Directors”) determine that such employee has received more performance-based incentive compensation (whether cash or equity related) for the relevant fiscal year than would have been paid had such compensation been calculated based on the restated financial results, the employee shall reimburse the Company the after-tax difference between (a) the payment or grant made to the employee and (b) the payment or grant that would have been made to the employee based on the restated results (the “Recoupment Amount”).

If an employee was a named executive officer during the period covered by the financial results subject to restatement, then the Authorized Directors need not determine that the employee’s conduct was directly related to the restatement of the financial results to enforce this Recoupment Policy. In the case of a named executive officer, the Authorized Directors may consider factors such as the materiality and the effect of the restatement and whether the named executive officer should have detected the fraud or misconduct of other employees when determining such officer’s culpability for the restatement. If, however, the employee was not a named executive officer during the period covered by the financial results subject to the restatement, then the Authorized Directors must determine that the employee engaged in fraud or intentional misconduct directly related to the restatement. For the purposes of this Policy, the term “named executive officer” shall have the same meaning ascribed to such term in Item 402 of Regulation S-K of the Securities Exchange Act of 1934, as amended.

The Company may seek recovery of the Recoupment Amount from the employee from any of the following sources: compensation or other payments due to the employee from the Company, as permitted by law, prior incentive compensation payments, future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards, gains realized on the exercise of stock options and gains realized upon the subsequent sale of vested stock and shares acquired on the exercise of stock options or the payout of performance share units. Application of the Policy does not preclude the Company from taking any other action to enforce an employee’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

Notwithstanding the foregoing, the Authorized Directors, may, in their discretion, to the extent permitted by governing law and as appropriate under the circumstances, determine not to seek reimbursement of all or a portion of the Recoupment Amount from an employee. In determining whether to seek recovery, the Authorized Directors shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a claim may prejudice the interests of the Company in any related proceeding or investigation.

This Policy shall be applicable to all performance-based incentive compensation, whether paid or granted, based on the Company’s consolidated financial statements filed with the SEC for and after the fiscal year ending December 31, 2010. For purposes of this Policy, “performance-based incentive compensation” means bonuses and incentive awards and payouts, whether in the form of cash and/or shares of the Company’s common stock, that are or were subject to certain performance metrics to be achieved by the Company. No performance-based incentive compensation paid or granted to an employee will be subject to recoupment under this Policy on or after a “change of control” of the Company, as such term is defined in any plan document or award affecting any performance-based incentive compensation subject to this Policy.

Notwithstanding the foregoing, the Company’s Chief Executive Officer and Chief Financial Officer remain subject to the recoupment requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”). If any such recoupment under Section 304 of SOX occurs, the amounts payable by the Chief Executive Officer and Chief Financial Officer under SOX will be offset against any Recoupment Amount owed to the Company under this Policy.

All determinations by the Authorized Directors shall be final, conclusive and binding on the affected employees and all other interested parties.